SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 27, 2005

GLOBAL EPOINT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-15775	33-0423037
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

339 South Cheryl Lane,

City of Industry, California 91789

(Address of principal executive offices)

(909) 869-1688

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry Into a Material Definitive Agreement

On May 27, 2005, we entered into a non-binding letter of intent to acquire Astrophysics, Inc., a leading designer and manufacturer of X-ray scanning security systems. Pursuant to the letter of intent, we propose to acquire all of the assets, subject to all of the liabilities, of Astrophysics in exchange for $10 million of cash and issuance of our common shares in an amount equal to 50.1% of our issued and outstanding common shares after giving effect to the acquisition of Astrophysics and a proposed $25 million equity financing. Astrophysics will also receive, for no additional consideration, the right to receive additional common shares upon the exercise or conversion of our warrants, stock options and convertible securities that are outstanding as of the close of the transaction. The letter of intent requires us to raise $25 million of capital prior to the close of the Astrophysics acquisition, of which $10 million would be paid to Astrophysics, $10 million would be contributed to the business of Astrophysics and the balance would be applied to our general working capital.

The letter of intent states that prior to entering into a definitive agreement, we shall obtain an opinion from a independent valuation firm that the Astrophysics acquisition, including the $25 million equity financing, is fair from a financial point of view to the stockholders of Global ePoint. The letter of intent also states that the consummation of any acquisition of Astrophysics will require the approval of our stockholders. Pursuant to the letter of intent, Astrophysics has agreed not to solicit, engage in or encourage discussions concerning an acquisition transaction with another party until June 30, 2005. Notwithstanding the exclusivity agreement, neither we nor Astrophysics is obligated to continue any discussions or negotiations regarding a possible transaction or to pursue or enter into any transaction or relationship of any nature with the other party.

Our Chairman of the Board, Mr. John Pan, has loaned to Astrophysics approximately $1.75 million. All principal and interest owed to Mr. Pan is secured by a first priority lien on the assets of Astrophysics. Mr. Pan was previously a controlling shareholder of Astrophysics, however he sold his entire equity interest in the company in 2004.

Upon the execution of the letter of intent, we paid Astrophysics a non-refundable deposit of $500,000. Pursuant to the letter of intent, we have also agreed to loan Astrophysics up to $4.5 million, based on its working capital needs, subject to the execution and delivery of appropriate credit documents. We have agreed to advance $500,000 of the loan immediately following execution and delivery of the credit documents. We expect that all advances to Astrophysics will bear interest at the rate of ten percent (10%) per annum. In addition, we expect to enter into a security agreement with Astrophysics in order to secure its obligations with respect to the above-referenced loan, pursuant to which we will have a second priority lien on all of the assets of Astrophysics. In connection with the security agreement we also intend to enter into a subordination agreement with Astrophysics and the first lien holder, Mr. Pan, pursuant to which we will acknowledge and agree to certain rights and preferences in favor of Mr. Pan as the first lien holder on the assets of Astrophysics.

Subject to the completion of definitive agreements to acquire Astrophysics, we intend to file with the Securities and Exchange Commission a proxy statement, and other relevant documents in connection with the proposed acquisition. Investors and security holders are advised to read the proxy statement regarding the proposed acquisition, if and when it becomes available, because it will contain important information. Investors and security holders may obtain a free copy of the proxy statement, if and when available, and other documents filed by us at the Securities and Exchange Commission’s web site at www.sec.gov. The proxy statement and such other documents may be obtained, if and when available, from us by directing such request to Global ePoint, Inc. 339 S. Cheryl Lane, City of Industry, California 91789, Attention: Investor Relations. A description of any interests that our directors and executive officers have in the proposed acquisition is provided above and will be will be available in the proxy statement.

The foregoing description of the Astrophysics acquisition is qualified in its entirety by reference to the letter of intent, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference. A press release describing the proposed acquisition is attached hereto as Exhibit 99.1.

Item 2.03 Creation of a Direct Financial Obligation

On May 27, 2005, we entered into a letter of intent with Astrophysics, Inc., pursuant to which we agreed to loan Astrophysics up to $4.5 million, based on its working capital needs, as more fully described in Item 1.01, above.

Item 9.01 Financial Statements and Exhibits

(c) The following exhibits are filed as exhibits to this Current Report on Form 8-K:

Exhibit No.	Description	Method of Filing
10.1	Letter of Intent	Filed electronically herewith
99.1	Press Release	Filed electronically herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 3, 2005	GLOBAL EPOINT, INC.

/s/ Toresa Lou
Toresa Lou,
Chief Executive Officer